Exhibit 21

Subsidiaries of Health Net, Inc. as of March 11, 2005

Health Net, Inc. (DE)(95-4288333)

(All Subsidiaries wholly owned unless otherwise indicated)

•	Health Net of California, Inc. (CA)(95-4402957)

•	Health Net Life Insurance Company (CA)(73-0654885)

•	Health Net Life Reinsurance Company (Cayman Islands) (98-0409907)

•	Health Net of the Northeast, Inc. (DE)(06-1116976)

•	FOHP, Inc. (NJ)(22-3314813)

•	Health Net of New Jersey, Inc. (NJ)(22-3241303)

•	Health Net Services (Bermuda) Ltd. (f/k/a Physicians Health Services (Bermuda) Ltd.) (Bermuda)(98-0153069)

•	Health Net of Connecticut, Inc. (CT)(06-1084283)

•	Health Net of New York, Inc. (NY)(06-1174953)

•	Health Net Insurance of New York, Inc. (NY)(13-3584296)

•	Health Net Insurance Services, Inc. (CT)(06-1254380)

•	Health Net Insurance of Connecticut, Inc. (CT)(06-1434898)

•	PHS Real Estate, Inc. (DE)(06-1467640)

•	PHS Real Estate II, Inc. (DE)(06-1459019)

•	Questium, Inc.(DE)(68-0443608)

•	QualMed, Inc. (DE)(84-1175468)

•	QualMed Plans for Health of Colorado, Inc. (CO)(84-0975985)

•	Health Net Health Plan of Oregon, Inc. (OR)(93-1004034)

•	HSI Eastern Holdings, Inc. (PA)(23-2424663)

•	Greater Atlantic Health Service, Inc. (DE)(23-2632680)

•	Health Net of Pennsylvania, Inc. (PA)(23-2348627)

•	Greater Atlantic Preferred Plus, Inc. (PA)(23-2665783)

•	Employ Better Care, Inc. (PA) (23-2697017)

•	HSI Advantage Health Holdings, Inc. (DE)(23-2867299)

•	QualMed Plans for Health of Ohio and West Virginia, Inc. (OH)(25-1803681)

•	QualMed Plans for Health of Western Pennsylvania, Inc. (PA)(23-2867300)

•	Pennsylvania Health Care Plan, Inc. (PA)(25-1516632)

•	FH Surgery Limited, Inc. (CA)(68-0390434)

•	FH Surgery Centers, Inc. (CA)(68-0390435)

•	Greater Sacramento Surgery Center Limited Partnership (CA) (68-0343818)*

•	Foundation Health Facilities, Inc. (CA)(68-0390438)

•	FH Assurance Company (Cayman Islands)(98-0150604)

•	Memorial Hospital of Gardena, Inc. (CA)(33-0466850)

•	East Los Angeles Doctors Hospital, Inc. (CA)(95-3275451)

•	Health Net Federal Services, Inc. (DE)(68-0214809)

•	Health Net Federal Services of Hawaii, Inc. (HI) (99-0240224)

•	Health Net Preferred Providers, Inc. (DE) (61-1388903)

•	Network Providers, LLC (DE) (88-0357895)

•	Health Net Pharmaceutical Services (CA)(68-0295375)

•	Intercare, Inc. (AZ)(86-0660443)

•	Health Net of Arizona, Inc.(AZ)(36-3097810)

•	Managed Health Network, Inc. (DE)(95-4117722)

•	Health Management Center, Inc. (MA) (04-2742159)

•	Health Management Center, Inc. of Wisconsin (WI)(39-1528989)

•	Managed Health Network (CA)(95-3817988)

•	MHN Reinsurance Company of Arizona (AZ)(95-4361727)

•	MHN Services (CA)(95-4146179)

•	MHN Services IPA, Inc. (NY)(13-4027559)

•	Catalina Behavioral Health Services, Inc. (AZ)(51-0490598)

•	Health Net Services, Inc. (f/k/a EOS Services, Inc.) (DE)(94-3037822)

•	National Pharmacy Services, Inc. (DE)(84-1301249)

•	Integrated Pharmacy Systems, Inc. (PA)(23-2789453)**

•	QualMed Plans for Health of Pennsylvania, Inc. (PA)(23-2456130)

•	Health Net One Payment Services, Inc. (DE) (54-2153100)

*	FH Surgery Centers, Inc. and FH Surgery Limited, Inc. own general and limited partnership units, respectively, representing slightly over 50% of the total equity of Greater Sacramento Surgery Center Limited Partnership (which specific percentage fluctuates from time to time)
**	National Pharmacy Services, Inc. owns approximately 90% of the outstanding common stock.